Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	George W. Schiele

Address of Joint Filer:	19 Hill Road

Greenwich, CT 06830

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	The Estée Lauder Companies Inc. [EL]

Date of Event Requiring

Statement (Month/Day/Year):	11/17/2008

Designated Filer:	LAL 2008 Marital Trust